Exhibit 10.5

Consulting Agreement

Entered into on April 30, 2013

By and Between

Cellect Biotechnology Ltd. a private company number 514625805 From 10 Hataas Street, Kfar Saba, POB 2409, 44641 (the Company)	The first party

And

Dr. Nadir Askenasy ID number 014692909 from 18 Arvei Nahal, Tel Aviv 67454 (the Consultant)	The second party

(the Company the Consultant shall be collectively called: the parties)

Whereas	The Company addressed the Consultant for receiving its services as the Company's chief scientist (the consulting services or the services);

And whereas	The Consultant is interested in providing the Company, as an independent contractor, and the Company is interested in receiving from the Consultant, as an independent contractor the consulting services subject to the provisions of this agreement as follows;

And whereas	The Consultant declares that he has the knowhow, means and the ability to provide the Company with the consulting services;

And whereas	The parties wish to settle in this agreement the services to be provided by the Consultant, the conditions and the consideration to be paid for the services.

Now therefore, it was stated, agreed and stipulated by and between the parties as follows:

1.	Preamble

1.1	The preamble to this agreement and its appendices constitute an integral part thereof.

1.2	The sections and the headings of the sections were purported for convenience only and are not to be used as for interpretation purposes estimate the opinion of the parties concerning the agreement.

2.	The appointment

2.1	The Company hereby appoints the Consultant and the Consultant agrees and accepts to provide the Company with the consulting services.

2.2	The Consultant shall fulfill his position loyally and diligently as required by such position.

3.	Warrants and representations of the Consultant

The Consultant warrants and represents as follows:

3.1	The Consultant warrants and represents that the consulting services under this agreement are clear to him and he has the knowhow, ability, experience, business contacts, reliability and skills required for rendering the services as per the Company's requirements.

3.2	The Consultant commits to be available to the Company as necessary according to the requirements of his position.

3.3	The Consultant warrants and represents that he is not precluded by any law and/or agreement and/or otherwise from entering into this agreement and provide the services and approval of a third party is not required for fulfilling the liabilities of the Consultant under this agreement whether by law or an agreement.

3.4	The Consultant warrants and represents that he is not in conflict of interests with the Company and commits to notify the Company immediately of any matter or issue for which him and/or anyone acting on its behalf may have a personal interest and/or may create a conflict of interests by rendering the services under this agreement.

3.5	The Consultant commits to comply with all of provisions regarding the rendering of the services as dictated by the Company. The Consultant shall meticulously comply with the provisions of law.

3.6	The Consultant commits to return to the Company upon its first demand and in any event no later than the services termination date, any information and/or documents and/or equipment coming to him in connection with the performance of this agreement. No copies of the equipment and/or information and/or documents as above shall remain with him or anyone acting on its behalf.

4.	The consideration

4.1	In return for complying with all of the Consultant's obligations under this agreement, the Company commits to pay the Consultant for each actual consulting hour NIS 400 plus VAT (the consideration). The consulting hours are subject to the work order placed by the Company. The consideration shall be paid in 30 days from the approval date of the invoice to be submitted by the Consultant to the Company.

4.2	The Consultant shall furnish, upon signing this agreement, to the Company the dealer's and tax deduction confirmation and see that the Company is informed of any change or update in the this confirmations. The Company shall deduct from the consideration to be paid all mandatory deductions if the Consultant does not furnish to the Company tax deduction exemption.

4.3	The Consultant warrants and represents that he shall not receive an any other consideration and/or benefit, directly or indirectly from any party with respect to this agreement.

4.4	The consideration specified in the above 4.2, represents the final and absolute consideration for the Consultant's services and it includes all taxes and charges prevailing in Israel upon the date of signing this agreement and/or any other tax and charge that shall be in force upon the payment date and/or any other expense of the Consultant and/or anyone on its behalf in connection with the services. The Consultant and/or anyone on its behalf shall not be entitled to any payment and/or expense reimbursement from the Company and/or anyone on its behalf beyond the consideration specified in section 4.2 as above.

5.	The agreement's term

5.1	This agreements shall be in force and effect for 12 months effective from the date of signing the agreement which shall be renewed automatically for an additional period of 12 months each time unless any party notified the other party of his will not to renew the agreement 60 days before the end of each agreement period.

5.2	Notwithstanding the foregoing, the Company may terminate the agreement at any time, without any reason, by providing the Consultant with a written notice 30 days in advance however, the termination of the agreement under these circumstances shall not absolve the Company of its obligation to pay the consideration to the Consultant to the extent that the consideration is due to him under the conditions of this agreement and section 4 in particular.

5.3	Notwithstanding the foregoing, the Company may terminate this agreement, at its exclusive discretion without a prior notice and without being obligated for any payment and/or compensation to the Consultant in any of the following cases representing a material breach of this agreement:

5.3.1	The Consultant violated or did comply with one or more of its obligations under this agreement and failed to cure the violation after receiving the warning from the Company and on the date contained in the warning;

5.3.2	The Company notified the Consultant that he fails to properly provide the services in a manner assuring the orderly performance and/or their progress and conclusion under this agreement and the Consultant failed to take the measures in the time specified in the Company's notice that assure the orderly performance and/or progress of such services;

5.3.3	In the event of appointing a receiver for the Consultant and/or in the event of the Consultant's inability to carry out any activities relating to complying with the provisions of this agreement;

5.3.4	In the event of a reasonable suspicion that the Consultant committed a criminal offense;

5.3.5	In the event that the Consultant assigned the agreement, in whole or in part without the Company's written approval.

5.4	The foregoing of this section does not derogate from any right and/or remedy available to the Company under this agreement and under any law, including the provisions of contract law (remedies for violating an agreement) – 1970 and it is addition to such right and/or remedy.

5.5	Throughout the term of the agreement until its termination, the Consultant shall not be entitled to any other payment, compensation or benefit in connection with the performance of this agreement or its termination beyond the consideration specified in section 4 as above including its subsections.

6.	Lack of employer employee relations

6.1	The Consultant warrants and represents that he is an independent contractor who provides services and is not coming under employer employee relation with the Company and this agreement and any of its conditions do not create employer employee relation and/or agency relations and/or agency between the Consultant and the Company and/or its employees and/or anyone on its behalf and the Consultant may not engage and/or not authorized to carry out any deed and/or omission that may bind the Company towards third parties without the Company's prior written approval.

6.2	Therefore, the following provisions shall apply under the Consultant's obligations:

6.2.1	The Consultant shall pay the income tax and national insurance payments for himself and any tax and/or payment due from him resulting from the performance of his obligations and/or from the Consultant's revenues under this agreement.

6.2.2	The Consultant commits to comply with the provisions of the national insurance law – 1955 and the related regulations, with any replacement amendment and/or legislation so that his obligations under this agreement are fulfilled.

6.2.3	The Consultant shall take care of all social rights and insurances coupled with rendering the services as an independent contractor and as required by law or agreement and shall pay regularly any payment concerning the provision of such services.

6.3	The Consultant commits to compensate the Company for any damage caused to the Company if the Company shall be required to make any payment in respect of employer employee relations between the Company and the Consultant.

6.4	Without derogating from the foregoing, it is agreed that if despite of the agreement between the parties, it is ruled by a competent judicial instance that there are employer employee relations between the Company and the Consultant and/or anyone on its behalf and/or the Company is required to pay the Consultant any amounts for rights by virtue of labor laws and/or other rights that were not explicitly indicated in this agreement, all of the provisions specified below shall apply:

6.4.1	The Consultant's wages from the commencement date of providing such services under this agreement shall retroactively set on 60% of the consideration (the reduced wages).

6.4.2	A settling of accounts shall take place between the parties and the Consultant shall return to the Company surplus amount that he received in excess of the reduced wages as specified in section 6.4.1 plus full linkage differentials and an annual interest rate of 4% to be calculated from the date of making the payment to the Consultant until its actual return by the Consultant and all is based on the known CPI on the relevant date.

6.4.3	The Consultant grants the Company an irrevocable order to offset from any amount awarded that is due and/or from any amount that the right for receiving such amount was not explicitly indicated in this agreement, if it is ruled to that effect, the entire debt he has to the Company deriving from the above settling of accounts. This offset order does not release the Consultant from returning the debt if the offset does not cover the entire debt or if not performed.

7.	Confidentiality

7.1	The Consultant warrants and represents that he shall keep in absolute secrecy and take reasonable measures to keep in secret and avoid the leakage of any information and/or knowhow and/or plans delivered to him directly and/or indirectly by the Company and/or anyone on its behalf and/or any of its customers during and/or due and/or in the framework and/or in connection with this agreement and/or any of the agreements and/or transactions and/or projects to be performed, not to use transfer to others or disclose it other than for complying with the Consultant's obligations under this agreement and the Company's directives to be delivered in writing. The Consultant shall deliver to the Company immediately upon its demand and/or immediately upon the termination of this agreement for any reason whatsoever, the entire information held by the Consultant and no information in any format whatsoever shall remain with the Consultant.

8.	Intellectual property rights

8.1	All proprietary rights and copyrights for each invention, development, or patent relating to the Company or its businesses and/or deriving from the provision of services to be invented or developed by the Consultant under the provision of services to the Company or that he shall be a partner in their creation even if the invention or development is completed by the Company after employment termination, shall be the exclusive property of the Company.

8.2	The Company may protect the invention and/or development and/or the patent by registration or by any other way in Israel or elsewhere and the Consultant may not register the invention and/or development and/or patent or take any other course of action with respect to the above other than activities that are required to register or use the patent in the name of the Company or by the Company or for the Company.

8.3	The Consultant shall notify in writing the Company's Board of any invention and/or development and/or patent immediately after their creation.

8.4	The Consultant shall cooperate with the Company with respect to registering its rights for each patent or invention which were invented by him for the Company during the service provision period to the Company also after the termination of this consulting agreement.

8.5	For the avoidance of doubt, the consideration paid to the Consultant under this agreement represent the full consideration for the services provided by the Consultant to the Company including for each invention and/or patent invented by him in the course of the period of this agreement. The consideration represents a fair value and full compensation in connection with the invention and/or patent. The Consultant warrants and represents that he shall not be entitled to any compensation in connection with inventions and/or any intellectual property by virtue of providing consulting services to the Company other than the consideration specified in this agreement and the Consultant hereby waives any claim and/or demand based on section 134 of the patent law – 1967.

9.	Accountability, indemnification and insurance

9.1	The Consultant warrants and represents that he shall be accountable for any damage or loss that may be caused to the property and/or person due to his own omission and/or the omissions of anyone acting on its behalf in the course and/or from the provision of such services.

9.2	The Consultant shall take all precautionary measures required by law towards a person for bodily injuries and/or damage to property relating directly and/or indirectly to the provision of services and/or to this agreement.

9.3	It is hereby clarified that the Company and anyone acting on its behalf are not accountable and shall not be responsible for any payment and/or expense and/or loss and/or damage of any type of for any reason whatsoever that may be caused to the Consultant or any third party who are directly and/or indirectly related to the provision of services under third agreement.

9.4	The Consultant commits to indemnify the Company for any amount the Company shall be charged in connection with damages to property and/or bodily injuries due to the omissions of the Consultant and/or its employees and/or anyone acting on its behalf including court and legal fees and all upon the first demand of the Company.

9.5	The Consultant commits to purchase, at his own expense, all personal and professional insurances in the acceptable coverage in the Consultant's area of activity that are required for providing the consulting services.

10.	The agreement's assignment

The Consultant may not assign and/or transfer its obligations or rights under this agreement, or any part thereof whether or not for consideration without the prior and written consent of the Company.

11.	Miscellaneous

11.1	This agreement shall be deemed as exhausting the rights and the obligations of the parties on any matter contained therein and any amendment or change or addition in the this agreement shall not have any effect unless were agreed upon in writing by the parties.

11.2	This agreement with its appendices includes all agreed issues among the parties and shall prevail over any agreement, arrangement, correspondence or agreements among the parties on issues contained therein. Any promise, obligation, consent, MOU, representation or conduct in the past, if were made prior to signing the agreement, whether in writing or verbally, are null and void and are not to be used against the Company or the parties.

11.3	Any delay and/or waiver and/or extension or the avoidance of any party to exercise its rights and/or demand the performance of any of the agreement's conditions and/or its consent to deviate from the agreement shall not be deemed as a precedent or a waiver or consent of the waiving party of its rights.

11.4	The provisions of this agreement shall bind the parties and their representatives and/or heirs and/or successors and/or their representatives of any type.

11.5	This agreement shall be subject to Israeli law. In case of disputes between the parties in connection with this agreement the competent court in Tel Aviv shall have exclusive jurisdiction.

11.6	Any notice sent by registered mail to the other party according to its address, as aforesaid, shall be deemed as if it was received by the addressee three days after its delivery to the post office and if it was delivered by facsimile, email or courier - upon its delivery.

In witness whereof we executed this agreement

/s/ Cellect Biotechnology Ltd.	/s/ Dr. Nadir Askenasy
Cellect Biotechnology Ltd.	Dr. Nadir Askenasy

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